EXHIBIT 10.6

                 TIERRA NEVADA EXPLORATION CORPORATION AGREEMENT

      This Agreement, dated as of June 30, 2005, is a binding agreement as to the structure of a relationship between the parties hereto, and their affiliated entities, pursuant to which the parties have developed plans for funding and developing Tierra Nevada Exploration Company ("TNEC") as a Delaware limited liability company or limited partnership. There are several responsibilities discussed below, which the parties have agreed to accept, and the parties have agreed to act as follows:

      1. THE PARTIES. Terra Insight Corporation ("TIC"), a wholly-owned subsidiary of CompuPrint, Inc. ("CPPT"), and is a Delaware corporation with offices at 99 Park Avenue, 16th Floor, New York, New York 10016 (facsimile:
212-808-4155). Enficon Establishment ("Enficon") is a Liechtenstein entity with offices at Liechtenstein, Poststrasse 403, FL-9491 Ruggell.

      2. TIC has a STeP(TM) process for the mapping and analysis of satellite and geological data that is used to assess the location and nature of natural resources for exploration and development. For purposes hereof, "exploration" means the activity, operations or work performed for the purpose of ascertaining the existence, location, extent or quality of a natural resource deposit, including such corporate, legal or other professional services, travel and other expenses, that are reasonably related to the further development thereof as contemplated by the parties hereto.

      3. TIC has mapped certain areas in the State of Nevada and identified geological structures to an identified prospecting area TIC believes to have significant unexploited value with regard to crude oil reserves. Through TNEC, the plan is to pursue acquisition of the leases related to oil rights in certain properties in the designated area of Nevada to implement an exploration program for the drilling of three wells in the designated area of Nevada in 2005/2006 pursuant to, as specifically provided for, and as specifically limited in the estimated budget annexed hereto as Schedule 1. TIC is the Manager (general partner, managing partner or managing member) of TNEC. TNEC's business purpose shall be for the exploration of a targeted structure within the identified prospecting area in the State of Nevada and the drilling of three wells as specifically provided for in Schedule 1. The Manager will arrange to provide funding for TNEC specifically related to and in furtherance of the planned three wells, by deposit within five (5) banking days from the date of TNEC incorporation of $1 million of such amount in a TNEC bank account established for the sole benefit of TNEC to effect the plan for exploration and development of the three wells in the targeted structure. TIC further agrees to provide an additional $2 million in funding to TNEC, provided that Enficon has purchased a total of $5 million of CPPT convertible debentures in the form annexed as Exhibit A to the Securities Purchase Agreement between the parties dated June 30, 2005. Enficon will immediately provide a written corporate guarantee of the payment to TNEC, as capital contribution of the total amounts paid to TNEC by CPPT and TIC, up to $3 million, and Enficon will fund that guarantee in accordance with budgetary needs of TNEC as declared by TIC on notice to Enficon, by Enficon's payment thereof within five business days of such notice by TIC into the account of TNEC, and these amounts shall be solely for the funding of exploration and other related activities of TNEC for the drilling of three wells pursuant to Schedule 1 hereto. The funds provided through TIC shall be the first funds spent by or for the benefit of TNEC. TIC and Enficon will each be entitled to 50% of the equity interest of TNEC with an equal interest in the distributions of TNEC, with Enficon's ownership interest and interest in distributions being subject to the condition subsequent of payment to TNEC by Enficon of an amount equal to the total amount paid to TNEC by CPPT and TIC, up to $3 million for such interests. To the extent that Enficon pays less than $3 million to TNEC or less than such other amount as required hereby, and CPPT and TIC pay more to TNEC than Enficon does, then the ownership interest and distribution interest of Enficon in TNEC shall be reduced, such that if Enficon pays $1 million to TNEC and fails to pay the balance, and CPPT/TIC pays $3 million to TNEC, then Enficon shall own an one-quarter equity interest of TNEC and TIC shall own a three-quarter equity interest of TNEC, and, such equity interest ownership shall be proportionately adjusted for funding by Enficon of amounts more than $1 million to TNEC but less than $3 million. If Enifcon provides at least $1 million pursuant to this Agreement, future dilution as to the equity interests of TNEC and CPPT/TIC shall be on a


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pro rata basis. Moreover, if, for any reason, additional funding of TNEC is required beyond the six million dollar estimated budget, or, if Enficon shall fail to provide funding as required, if funding is required thereafter, and Enficon has provided at least $1 million to TNEC pursuant hereto, TIC and Enficon shall be responsible for attracting such financing, and the dilution of equity in TNEC for such additional funding shall be borne by both TIC and Enficon, proportionate to their ownership interests in TNEC.

      Provided Enficon has paid at least $1 million to TNEC, TNEC shall effect a mandatory distribution of cash if: (i) TNEC is sold; (ii) there is a material sale of material assets of TNEC; or (iii) if TNEC has accumulated a seven figure surplus, in which event up to 50% of such surplus shall be distributed, up to the amount of the capital contribution provided by the parties.

      4. TNEC, after additional data-gathering of technical, commercial and business information, will negotiate agreements with target license holders and property owners in the designated area in Nevada, as well as the negotiation of other rights and agreements relating to the properties in the identified area containing the targeted structure selected by TIC through its STeP(TM) technology for the contemplated three wells.

      5. TNEC will further negotiations and due diligence with support from third party advisors, including engineering, accounting and legal. This process would include drafting, negotiation & completion of petroleum contracts and purchase and sale agreements in support of the business and commercial aspects of the process. TNEC would maintain updated technical analysis, financials; complete acquisitions of licenses and sub-licenses with the owners/lessees of the properties containing the targeted structure; and execute the exploration and development of the venture, with the potential farming out, third-party financing or other agreements with drillers and developers, among others.

      6. TIC will cause TNEC to provide regular reports to TIC and to Enficon, communicating with bi-weekly and monthly reports, summarizing status, recommendations and the forward plans. TNEC will establish office in Nevada. Enficon will appoint one representative with full authorization and bank signature to be present in such office. TIC, as the Manager of TNEC, covenants that it shall keep Enficon regularly informed by weekly reports of all checks written on the TNEC bank account as well as any material budgetary revisions, and that Enficon shall receive a copy of the monthly bank statement as to TNEC's bank account.

      7. Consistent with the TIC business plan described in the memorandum dated June 30, 2005 previously provided to Enficon,.TIC will be assigned an overriding royalty interest equal to five percent of 8/8ths of the leasehold or mineral interest, including BLM oil and gas leases, acquired by TNEC .

      8. It is in reliance hereon that TIC is agreeing to the potential for granting of a first right of refusal as to other projects of TIC, as is set forth in Exhibit A hereto, conditioned upon payment of and conversion of the entire $5 million of Convertible Debentures contemplated by the Securities Purchase Agreement dated June 30, 2005 and after the full payment of $3 million, or such amount as is equal to the amounts paid to TNEC by CPPT/TIC, by Enficon to TNEC's bank account for Enficon's equity interest as provided herein.

      9. The STeP(TM) technology is and shall remain the property of TIC, and there are no license or other rights to the STeP(TM) technology granted hereby in any way.

      10. Notices hereunder shall be made in writing, and this agreement cannot be changed orally, but only by a writing signed by the parties. Notices shall be deemed delivered if sent by a reputable international overnight courier service, if to: TIC at Terra Insight Corporation, 99 Park Avenue, 16th Floor, New York, New York 10016 to the attention of Roman Rozenberg, Chief Executive Officer, with copy to Dan Brecher (facsimile: 212-808-4155); and, if to: Enficon at Liechtenstein, Poststrasse 403, FL-9491 Ruggell. Enfion may elect to receive notices by express mail.


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      11. This Agreement shall be governed by the Laws of the State of New York, and shall be subject to the jurisdiction of the courts of the County, City and State of New York.

      12. If, as a result of a final determination of judicial proceedings before a court of competent jurisdiction as provided for in Section 11 above, any provision of this Agreement is held to be invalid, illegal or unenforceable, it shall be considered severed from the Agreement, and all other provisions, rights and obligations shall continue without regard to the severed provisions.

      13. This Agreement is made in the English language in two copies having equal legal force, and each party hereto retains a copy hereof. This Agreement may be executed in counterparts.

ENFICON ESTABLISHMENT                       TERRA INSIGHT CORPORATION

By:    /s/ Alexander Fedyaev                By: /s/ Roman Rozenberg
   ---------------------------                    ------------------------------
Name:  Alexander Fedyaev                    Name: Roman Rozenberg
     -------------------------                    ------------------------------
Title: Beneficiary Owner                    Title: Chief Executive Officer
       -----------------------                    ------------------------------


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                                   SCHEDULE 1

                        Total Approximate Budget for TNEC

1.    Working Capital:

      o     creation of TNEC
      o     working documents
      o     supplies, purchases of information
      o     legal, application paperwork
      o     consulting fees
      o     travel expenses

      Approximate: $320,000

2.    STeP(TM) technology expense:

      o     $650,000 - STeP(TM) 1 and STeP(TM) 2 work completed - payable
      o     $430,000 - payable upon completion of STeP(TM) 3

3.    Land lease: $1 million

4.    Geophysical survey interpretation: $600,000

5.    Preparation for Drilling:

      Drilling of three (3) wells: $3 million


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                                    EXHIBIT A
                        TO AGREEMENT DATED JUNE 30, 2005
                      BETWEEN TERRA INSIGHT CORPORATION AND
                              ENFICON ESTABLISHMENT

      This Exhibit A to the Agreement between Terra Insight Corporation ("TIC") and Enficon Establishment ("Enficon") dated June 30, 2005 (the "TNEC Agreement") is conditioned upon the investment of $5 million dollars in CPPT/TIC by Enficon for the purchase of 5 million shares of CPPT common stock, and is of no effect until Enficon has converted in full the total of $5 million of Convertible Debentures as provided for in the Securities Purchase Agreement dated June 30, 2005, and has also provided in full amounts equal to the amounts paid to TNEC by CPPT/TIC, up to $3 million, in working capital by Enficon to Tierra Nevada Exploration Corporation ("TNEC") as set forth in the TNEC Agreement.

      In consideration of and subject to receipt of the above investments and agreements, and full conversion of the Convertible Debentures, TIC hereby agrees that it will grant to Enficon the non-assignable first right of refusal on the basis stated herein for the providing of initial third party private funding to projects thereafter that TIC may agree to finance utilizing affiliated entities established by TIC for exploration projects that TIC plans to engage in utilizing its STeP(TM) technology.

      The first right of refusal that would be granted hereafter to Enficon shall be exercised in the following manner, only after Enficon has fully converted the $5 million Convertible Debenture and paid amounts equal to the amounts paid to TNEC by CPPT/TIC, up to $3 million investment in TNEC, and only so long as Enficon retains ownership of the majority of the 5 million shares of CPPT common stock received pursuant to conversion of the Convertible Debentures referenced in the Securities Purchase Agreement dated June 30, 2005. After Enficon has performed so as to receive the first right of refusal, TIC shall inform Enficon, in writing, by email and/or facsimile and a reputable international overnight courier service, sent to the address provided for in the Agreement to which this is an Exhibit, as to any initial proposed private funding opportunity available to TIC in any project entity for a project to which TIC is about to commit utilizing its STeP(TM) technology as contemplated in the plan illustrated in the June 7, 2005 memorandum previously provided to Enficon by TIC.

      TIC will provide such notice to Enficon together with reasonable details as would be provided to a proposed third party investor in such a project, giving the amount of initial funding sought, the interest or equity offered, and some identifying detail of the proposed project sufficient to provide knowledge of the general area of the exploration and the purpose or subject of the exploration, that is the identity of the mineral or other resource involved and the country and general area of the country in which the exploration is planned; the proposed total budget, the proposed equity interest, and the believed quantity or estimated size of the resource. When it has performed as required to obtain the first right of refusal, Enficon shall have thirty days from receipt thereof in which to inform TIC, in a signed writing, sent both by facsimile addressed to Roman Rozenberg, Chief Executive Officer of TIC (212-808-4155) and by express mail addressed to Roman Rozenberg, Chief Executive Officer of TIC, 99 Park Avenue, 16th Floor, New York, New York 10016, specifically stating that Enficon accepts responsibility to fulfill such financing on the terms as set forth in the notice sent to Enficon by TIC.

      Enficon will then have ninety days to provide such financing, on the terms stated in the notice from TIC. If Enficon provides such financing on the terms stated in such notice, Enficon shall receive the interest or equity as provided in such notice. If Enficon, having notified TIC that it will provide such financing, then does not do so within ninety days on the terms stated in the said notice from TIC, then Enficon will lose the first right of refusal and will no longer have the first right of refusal on any TIC future financings, and the first right of refusal provided for herein shall terminate. This first right of refusal will also terminate when Enficon no longer owns, in its name, a majority of the 5,000,000 shares of CPPT received on conversion of the Convertible Debentures provided for in the Securities Purchase Agreement dated June 30, 2005.

      If, after Enficon has received the first right of refusal, TIC gives Enficon notice of a proposed financing and Enficon does not, within thirty days, accept responsibility for such financing in a writing sent to TIC as provided for above, and TIC or the project entity obtains a commitment for such financing on the terms materially as stated in the notice to Enficon, which is then funded on such terms, this first right of refusal shall not terminate, but shall remain until such time as another notice of a proposed financing is given to Enficon as to which Enficon does not provide the required acceptance in the manner provided for herein, or accepts but does not fund as noticed, and for which TIC or the project entity obtains a commitment and subsequent funding materially on the terms of the notice thereof sent to Enficon by TIC, upon the occurrence of which all provisions for any first right of refusal provided for in this Exhibit A shall terminate at the time of such funding.


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      If TIC gives Enficon notice of a proposed financing and Enficon does not provide the required acceptance, or gives such acceptance but fails to fund in the manner provided for herein, and TIC or the project entity does not obtain a commitment for such funding, or, the funding is not subsequently obtained, then such event shall not in any way impair the first right of refusal that is contemplated for grant to Enficon hereby.

      Enficon, and its employees, agents and affiliates, understand that TIC is a publicly held corporation and that all information regarding the transactions and potential transactions of TIC and the project entities is highly confidential, and that it is critical that Enficon and its employees, affiliates and agents not reveal or circumvent any of the proposed or potential transactions that are discussed with or noticed to Enficon in any way related to the business of TIC or the project entities. Enficon understands that revealing or circumventing, in any way any of the proposed transactions or project entities would be a breach of duties, representations and obligations accepted by Enficon hereunder and pursuant to its agreements with TIC. Enficon specifically consents to the jurisdiction of the courts of the County, City and State of New York for the purpose of enforcement of these duties, obligations and agreements. Enficon specifically acknowledges and agrees that a breach of any of the duties, representations and obligations as to confidentiality and non-circumvention related hereto and to its agreements with TIC will cause irreparable harm to TIC and Enficon consents to the entry of judgment for injunctive remedies in any court of competent jurisdiction as to any such breach. Service of process as to any dispute related to the agreements between the parties may be made upon Enficon by a reputable international overnight courier service (or at Enficon's election by express mail) addressed to Enficon at the address as provided for in the Agreement to which this is an Exhibit.

CONFIRMED AND AGREED:

ENFICON ESTABLISHMENT                       TERRA INSIGHT CORPORATION

By:    /s/ Alexander Fedyaev                By: /s/ Roman Rozenberg
   ---------------------------                    ------------------------------
Name:  Alexander Fedyaev                    Name: Roman Rozenberg
     -------------------------
Title: Beneficiary Owner                    Title: Chief Executive Officer
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